Execution Version

THIRD AMENDED AND RESTATED ADVISORY AGREEMENT

AMONG

THE PARKING REIT, INC.,

MVP REIT II OPERATING PARTNERSHIP, LP,

AND

MVP REALTY ADVISORS, LLC

THIRD AMENDED AND RESTATED ADVISORY AGREEMENT
THIS THIRD AMENDED AND RESTATED ADVISORY AGREEMENT, dated as of September 21, 2018 (this "Agreement"), is entered into by and among The Parking REIT, Inc., a Maryland corporation (the "Company"), MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the "Operating Partnership"), and MVP Realty Advisors, LLC, a Delaware limited liability company.  The Advisor, the Company and the Operating Partnership are referred to herein collectively as the "Parties". This Agreement amends and restates in its entirety the Second Amended and Restated Advisory Agreement dated as of May 26, 2018 entered into by and among the parties hereto (the "Original Agreement"). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.
WITNESSETH
WHEREAS, the Company has been organized and intends to continue to operate in a manner for the Company to qualify as a REIT beginning with the taxable year ended December 31, 2017, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;
WHEREAS, the Company is the general partner of the Operating Partnership and intends to continue to conduct all of its business and make all investments through the Operating Partnership;
WHEREAS, this Agreement will become effective in accordance with Section 31 hereof;
WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board, all as provided herein; and
WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:
1. DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:
"Acquisition Expenses" means any and all expenses incurred by the Company, the Operating Partnership, the Advisor or any Affiliate in connection with the selection, evaluation acquisition and development of any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and miscellaneous expenses related to the selection and acquisition of Assets, whether or not acquired.
"Advisor" means MVP Realty Advisors, LLC, a Delaware limited liability company, any successor advisor to the Company or any Person to which MVP Realty Advisors, LLC or any successor advisor subcontracts substantially all of its functions.
"Advisor Change of Control" means any (i) event (including, without limitation, issue, transfer or other disposition of shares, merger, share exchange or consolidation) after which any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Advisor (other than Michael V. Shustek or his Affiliates) representing greater than 50% of the combined voting power of the Advisor's then outstanding securities, respectively; or (ii) direct or indirect sale, transfer, conveyance or other disposition (other than pursuant to clause (i)), in one or a series of related transactions, of all or a majority in value of the properties or assets of the Advisor, taken as a whole, to any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than Michael V. Shustek or his Affiliates).
"Advisor Termination Cause" means any of the following:
(i) a default by the Company in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed or observed on the Company's part, including a failure to pay fees or properly documented reimbursements, and such default continues for a period of thirty (30) days after written notice thereof from the Advisor specifying such default and requesting that the same be remedied within such thirty (30) day period; or
(ii) any failure by the Company to obtain a written agreement from any Successor, pursuant to which the Successor expressly agrees, in writing, to assume and perform all of the Company's and the Operating Partnership's rights, benefits, title, interests, liabilities and obligations under this Agreement.

"Affiliate" or "Affiliated" means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For the purposes of this Agreement, the Advisor shall not be deemed to be an Affiliate of the Company, and vice versa.
"AFFO" means net income attributable to the holders of Common Stock calculated in accordance with GAAP plus real estate depreciation expense, minus (i) straight line rent, (ii) recurring capital expenditures on all real estate assets owned and (iii) gains from the sale of real estate by the Company or any subsidiary, including the Operating Partnership; and making such other adjustments, including, without limitation, adjustments for acquisition costs and other non-recurring items, as approved in good faith by the Board of Directors, including a majority of the Independent Directors after discussion with the Advisor.
"Agreement" has the meaning set forth in the preamble of this Agreement.
"Appraised Value" means a valuation according to an appraisal made by an Independent Appraiser.
"Asset" or "Assets" means any Property, mortgage, or other investment owned by the Company, directly or indirectly through one or more of its Affiliates, and any other investment made by the Company, directly or indirectly through one or more of its Affiliates.
"Asset Management Fee" means the fee payable to the Advisor pursuant to Section 9(a).
"Asset Management Fee Cap" has the meaning set forth in Section 9(a).
"Board" or "Board of Directors" means the Board of Directors of the Company.
"Bylaws" means the Bylaws of the Company, as amended, restated or supplemented from time to time.
"Charter" means the charter of the Company, as amended, restated or supplemented from time to time.
"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.
"Common Stock" means the common stock, $0.0001 par value per share, of the Company.
"Company" has the meaning set forth in the preamble of this Agreement.
"Company Change of Control" means any (i) event (including, without limitation, issue, transfer or other disposition of shares, merger, share exchange or consolidation) after which any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company or the Operating Partnership (other than the Company or its Affiliates) representing greater than 50% of the combined voting power of the Company's or the Operating Partnership's then outstanding securities, respectively; provided, that, a Company Change of Control shall not be deemed to occur as a result of any widely distributed public offering of shares of Common Stock or (ii) direct or indirect sale, transfer, conveyance or other disposition (other than pursuant to clause (i)), in one or a series of related transactions, of all or a majority in value of the properties or assets of the Company, taken as a whole, to any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act).
"Company Termination Cause" means any of the following:
(i)
the Advisor, or its agents or assignees, commits fraud or acts or fails to act in a manner that constitutes Gross Negligence in the performance or nonperformance of its duties, that has resulted in, or would reasonably be expected to result in, material injury to the business of the Company or any of its subsidiaries;

(ii)	the Advisor, or its agents or assignees, misappropriates or embezzles Company funds;
(iii)	an Advisor Change of Control that two-thirds of the Independent Directors of the Board reasonably determines is materially detrimental to the Company;
(iv)	the dissolution of the Advisor;
(v)
commencement of any proceeding relating to the bankruptcy or insolvency of the Advisor if such proceedings are not dismissed within ninety (90) days, or entry of an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition;

(vi)
the Advisor, or its agents or assignees, defaults in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed or observed on its part, and such default continues for a period of thirty (30) days after written notice thereof from the Company specifying such default and requesting that the same be remedied within such thirty (30) day period; and

(vii)
the Advisor fails to provide adequate or appropriate personnel that are reasonably necessary for the Advisor to identify investment opportunities for the Company and the Operating Partnership and to manage and develop the Company's and the Operating Partnership's investment portfolios, if such default continues for a period of thirty (30) days after written notice thereof from the Company specifying such default and requesting that the same be remedied within such thirty (30) day period;

provided, however, that the death or Disability of Michael V. Shustek, in and of itself, shall not be deemed to constitute a Company Termination Cause.
"Director" means a director of the Company.
"Disability" means, with respect to Michael V. Shustek, the inability of Mr. Shustek to render services and perform duties on behalf of the Advisor hereunder by reason of illness, injury or incapacity (whether physical, mental, or psychological), which condition, in the opinion of a doctor mutually agreed upon by the Advisor, Mr. Shustek and the Company, is expected to have a duration of not less than either (i) ninety (90) consecutive days or (ii) a total of one hundred eighty (180) days, whether or not consecutive, within the preceding three hundred sixty five (365) day period.  In the event that the Advisor, Mr. Shustek and the Company cannot agree on a doctor, the Advisor and Mr. Shustek shall select a doctor, the Company shall select a doctor, and each of the selected doctors shall then agree on a third doctor to assess and determine if Mr. Shustek's condition meets the definition of Disability for purposes of this Agreement, which determination shall be final and binding for all purposes under this Agreement.  If the doctors are unable to agree on a third doctor to complete such assessment, then the Parties hereby agree to submit the matter for determination by binding arbitration.
"Distributions" means any distributions (as such term is defined in Section 2-301 of the Maryland General Corporation Law) by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
"Effective Date" means the date of this Agreement; provided that, if the shares of the Common Stock are not then listed on a national securities exchange as of the date of this Agreement, the Effective Date means the date on which the shares of the Common Stock commence trading on a national securities exchange.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"FINRA" means the Financial Industry Regulatory Authority.
"GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time.
"Gross Negligence" means a conscious and reckless disregard of applicable standards of care.
"Indemnitee" has the meaning set forth in Section 19.
"Independent Appraiser" means a Person with no material current or prior business or personal relationship with the Advisor or any of the Directors then serving on the Board and who is engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property and/or other Assets of the type held by the Company. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of being engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property.
"Independent Director" means a Director who is not an officer or employee of the Advisor or the Company or any Person directly or indirectly controlling or controlled by the Advisor, and who is otherwise "independent" in accordance with the Charter, the Bylaws and the rules of any national securities exchange on which the Common Stock is listed.
"Initial Term" has the meaning set forth in Section 14.

"Internalization Price" means the consideration to be paid by the Company (or the Operating Partnership) for the assets and/or equity of the Advisor in an Internalization Transaction as agreed upon by the Parties in accordance with Section 16 hereof; provided, however, that in the event that the Parties are unable to agree on an Internalization Price for an Internalization Transaction to be consummated at or prior to the end of the last Renewal Term of this Agreement pursuant to Section 16(c), then the Internalization Price for such Internalization Transaction shall be equal to the greater of:
(i)
the product of (A) the average of the annual Asset Management Fees (including any Subordinated Compensation) earned by the Advisor over the two (2) years ending on the last day of the calendar quarter ending immediately prior to the proposed effective date of the Internalization Transaction, multiplied by (B) two and three quarters (2.75); and

(ii)	$16 million;

provided, however, that in no event shall such Internalization Price exceed $21 million and, to the extent the price determined pursuant to the formula immediately above results in a price greater than $21 million, such Internalization Price shall equal $21 million.

"Internalization Transaction" means a transaction in which (i) the Advisor contributes to the Operating Partnership all of the assets of the Advisor, including, without limitation, all furniture, fixtures, leasehold improvements, contract rights, computer software, employment contracts and arrangements (including facilitating the transfer of Advisor's employees to the Company), customer relationships, goodwill, going concern value, other identifiable intangible assets and other business assets then owned by the Advisor, or (ii) in the alternative, the equity owners of the Advisor contribute to the Operating Partnership 100% of the outstanding equity interests in the Advisor, in each case, in consideration for payment by the Company of the Internalization Price.

"Internalization Triggering Event" shall mean any of the following:
 (a) the achievement by the Company (i) for a period of twenty (20) consecutive trading days, of a fully diluted market capitalization of $400 million or greater if the Common Stock is listed on a national securities exchange; (ii) of total stockholders' equity of $400 million or greater, as determined under GAAP, as of the end of two consecutive quarters, or (iii) of $600 million or greater in total cost of all Assets then held by the Company, without deduction for depreciation, bad debts or other non-cash reserves (or the Company's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding debt financing on such investment);
(b) the death or Disability of Michael V. Shustek; or
(c) the delivery of a written notice to the Advisor by the Company of the Company's election, by the vote of at least two thirds of the Independent Directors, at any time from and after the third anniversary of the Effective Date (including any Renewal Term), to proceed with an Internalization Transaction in accordance with the procedures described in Section 16 below.
For purposes of determining whether an Internalization Triggering Event has occurred, the Company's "total stockholders' equity" means: (a) the sum of (i) the net proceeds from all issuances of the Company's equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (ii) the Company's retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods); less (b) any amount that the Company pays to repurchase the Common Stock since inception; provided that if the Company's retained earnings are in a net deficit position (following any required adjustments set forth below), then retained earnings shall not be included in stockholders' equity.  Stockholders' equity also excludes any unrealized gains and losses and other non-cash items that have impacted stockholders' equity as reported in the Company's financial statements prepared in accordance with GAAP, and one-time events pursuant to changes in GAAP (such as a cumulative change to the Company's operating results as a result of a codification change pursuant to GAAP), and certain non-cash items not otherwise described above (such as depreciation and amortization), in each case after discussions between the Advisor and the Independent Directors and approval by a majority of the Independent Directors.
"Joint Ventures" means those joint venture or partnership arrangements in which the Company or any of its subsidiaries is a co-venturer or general partner established to acquire or hold Assets.
"Listing" means the listing of the shares of Common Stock on a national securities exchange.
"LP Units" has the meaning set forth in Section 16(e).
"Loan" means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.
"Offering" means any offering and sale of any Shares.

"Operating Partnership" has the meaning set forth in the preamble.
 "Operating Partnership Agreement" means the Limited Partnership Agreement of the Operating Partnership.
"Original Agreement" has the meaning set forth in the preamble of this Agreement.
"Parties" has the meaning set forth in the preamble of this Agreement.
"Per Share Amount" has the meaning set forth in Section 9(d).
"Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.
"Property" or "Properties" means, as the context requires, any, or all, respectively, of the Real Property acquired by the Company, directly or indirectly through joint venture arrangements or other partnership or investment interests.
"Property Manager" means an Affiliated entity that has been retained to perform and carry out property-management services at one or more of the Properties.
"Real Property" means land, rights in land (including leasehold interests) and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
"REIT" means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
"Renewal Term" has the meaning set forth in Section 14.
"SEC" means the U.S. Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended.
"Shares" shares of stock of the Company of any class or series, including without limitation, shares of Common Stock which have the right to vote in the election of Directors of the Company, as well as convertible shares and shares of preferred stock of the Company.
 "Stockholder" means a holder of record of Shares as maintained in the books and records of the Company or its transfer agent.
"Subordinated Compensation" has the meaning set forth in Section 9(d).
"Successor" means any successor to the Company or the Operating Partnership upon a Company Change of Control.
"Termination Date" means the effective date of termination of this Agreement.
"Termination Fee" means a fee equal to the greater of:

(i)
the product of (A) the average of the annual Asset Management Fees (including any Subordinated Compensation) earned by the Advisor over the two (2) years ending on the last day of the calendar quarter ending immediately prior to the applicable date of termination of this Agreement, multiplied by (B) three and one-half (3.5); and

(ii)	$16 million;

provided, however, that in no event shall the Termination Fee exceed $21 million and, to the extent the price determined pursuant to the formula immediately above results in a price greater than $21 million, the Termination Fee shall equal $21 million.

2. APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.  DUTIES OF THE ADVISOR. The Advisor undertakes to use its best efforts to present to the Company and the Operating Partnership potential investment opportunities to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted by the Board, and as amended from time to time. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Charter, the Bylaws and the Operating Partnership Agreement, the Advisor shall, either directly or by engaging an Affiliate:
(a) assist in the development of any Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents and obtaining all required regulatory approvals of such documents, coordination of the due diligence process relating to underwriters and/or selling agents and their review of any prospectus and other offering and Company documents, approval of underwriters and/or selling agents and negotiation of the related underwriters or selling agreements, creation and implementation of various technology and electronic communications related to any Offering, the negotiation and coordination with the Company's transfer agent of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions and all other services related to any Offering, other than services that (i) the Company elects to perform directly or (ii) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any state;
(b) serve as the Company's and the Operating Partnership's investment and financial advisor, obtain certain market research and economic and statistical data in connection with the Company's investments and investment objectives and policies, monitor and evaluate the performance of the Company's investments and provide financial and operational planning services and investment portfolio management functions;
(c) provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Company and the Operating Partnership;
(d) investigate, select and, on behalf of the Company and the Operating Partnership, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors and any and all agents for any of the foregoing, including Affiliates of the Advisor and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing;
(e) consult with the officers of the Company and assist the Board in the formulation and implementation of the Company's financial policies and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company, the Operating Partnership or any of their respective subsidiaries;
(f) subject to the provisions of Section 4 of this Agreement, (i) participate in formulating an investment strategy and asset allocation framework; (ii) locate, analyze and select potential investments; (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of investments to the Board and make investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, the Company's investments; (vi) enter into leases and service contracts for Properties and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Properties; (vii) actively oversee and manage Assets for purposes of meeting the Company's investment objectives; (viii) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (ix) oversee the performance of the Property Manager or third-party property managers who perform services for the Company or the Operating Partnership; (x) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (xi) manage accounting and other record-keeping functions for the Company and the Operating Partnership; and (xii) recommend various liquidity events to the Board when appropriate;
(g) provide the Board with reports regarding prospective investments periodically and upon request of the Board, coordinate with the Company's independent accountants and auditors to prepare and deliver to the Company's audit committee an annual report covering the Advisor's compliance with certain aspects of this Agreement and oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
(h) make investments in, and dispositions of, Assets within the discretionary limits and authority as granted by the Board;

(i) negotiate on behalf of the Company and the Operating Partnership with banks or lenders for Loans to be made to the Company and the Operating Partnership, monitor and oversee the service of the Company's debt facilities and other financings, and negotiate on behalf of the Company and the Operating Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain Loans for the Company and the Operating Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Operating Partnership;
(j) obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Assets or contemplated investments of the Company and the Operating Partnership;
(k)  from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its affiliates;
(l) provide the Company and the Operating Partnership with all necessary cash management services and manage and coordinate with the transfer agent the process of making distributions and payments to stockholders;
(m) consult with the Company's officers and the Board and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations and provide the Company's officers and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters and policies and procedures relating to the corporate governance structure of the Company;
(n) do all things necessary to assure its ability to render the services described in this Agreement;
(o) deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Properties as may be required to be obtained by the Board, maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements, maintain all appropriate books and records of the Company and oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law, and provide any and all such materials to the Board as soon as reasonably practicable upon request;
(p) notify and obtain the approval of the Board of all proposed material transactions before they are completed; and
(q) effect any private placement, tenancy-in-common or other interests in Assets as may be approved by the Board.
Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or any Affiliate of the Advisor remains responsible for the performance of the duties set forth in this Section 3.
4.	AUTHORITY OF ADVISOR; PRIOR BOARD APPROVALS.
(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to perform the services described in Section 3.
(b) Notwithstanding the foregoing, any investment in Properties, including any financing of such investment, will require the prior approval of the Board, except that the Board may delegate to the Advisor the authority to invest in Properties, pursuant to investment guidelines approved by the Board, without the prior approval of the Board. The Advisor will deliver to the Board all documents and other information requested by the Board or any committee of the Board, as the case may be, to evaluate a proposed investment in any Property that requires the prior approval of the Board (and any financing related to such proposed investment).
(c) Notwithstanding anything to the contrary contained herein, from and after the Effective Time, the appointment by the Advisor of any individual to serve as an executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company or the Operating Partnership, including as Chief Executive Officer, President or Chief Financial Officer, shall be subject to the reasonable approval and ratification by the Board (including by a majority of its Independent Directors).

(d) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.
(e) The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Directors not otherwise interested in the transaction will be required for each transaction to which the Advisor or any of its Affiliates is a party.
(f) The Board may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.
5. BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in the name of the Company or the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.
6.  RECORDS; ACCESS.
(a) The Advisor, in the conduct of its responsibilities to the Company and the Operating Partnership, shall maintain adequate and separate books and records for the Company's and the Operating Partnership's operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall include, without limitation, all information necessary to calculate and audit the fees or reimbursements paid under this Agreement.  Such books and records shall be the property of the Company and the Operating Partnership, shall be maintained by the Advisor as custodian for the Company, and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company and the Operating Partnership, as soon as reasonably practicable upon request.  The Advisor shall use commercially reasonable efforts to ensure that books and records of Company and the Operating Partnership are held in a segregated fashion, in order to minimize the extent to which such records may be subject to any claims of attorney-client privilege belonging to the Advisor, or any claim of privacy rights belonging to any employee of the Advisor.
(b) The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company's and the Operating Partnership's assets from theft, error or fraudulent activity.  All financial statements that the Advisor delivers to the Company and the Operating Partnership shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP.  The Advisor shall liaise with the Company's officers and independent auditors and the Audit Committee of the Board and shall provide such officers and auditors and the Audit Committee of the Board with the reports and other information that the Company so requests.
(c) The Advisor shall use reasonable efforts to ensure that the Board and agents acting on behalf of the Board with the Board's consent shall have reasonable access from time to time to each employee of the Advisor that is an "executive officer" (as defined in Rule 3b-7 under the Exchange Act), and access to such other employees of the Advisor as the Company and the Advisor may agree from time to time.  Without limiting the foregoing, the Company's Chief Financial Officer, who shall be and remain at all times an employee of the Advisor, shall report directly to the Board and will meet independently with the Board on at least a quarterly basis.
(d)  The Advisor shall adopt and abide by a document retention policy mutually acceptable to the Advisor and the Board.
(e) The Advisor shall be entitled to maintain its own books and records, including those relating to services performed under this Agreement, and to retain counsel that will represent solely the Advisor.  The records that belong to Advisor shall include, without limitation, employment records of Advisor employees, communications regarding Advisor's services and fees, and communications with regulatory bodies that govern the Advisor.  The Company shall not be entitled to access attorney-client privileged information associated with Advisor's counsel.
(f) Upon any termination of this Agreement, the Advisor shall deliver to the Company, at the Company's sole cost and expense, all books, records and accounts of the Company and the Operating Partnership, except the Advisor or its counsel shall be entitled to maintain copies of any records necessary to comply with applicable laws and regulations including any document preservation obligations.

7. LIMITATIONS ON ACTIVITIES. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its reasonable judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or continue to qualify as a REIT unless the Board has determined that the Company will not seek or maintain REIT qualification, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or the Shares, or otherwise not be permitted by the Charter or the Bylaws, except if such action shall be ordered by the Board (including a majority of the Independent Directors), in which case the Advisor shall notify promptly the Board of the Advisor's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and members, and partners, directors, officers, members and stockholders of the Advisor's Affiliates shall not be liable to the Company, the Directors or the Stockholders for any act or omission by the Advisor, its directors, officers, employees, or members, and partners, directors, officers, members or stockholders of the Advisor's Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Section 20 of this Agreement.
8. RELATIONSHIP WITH DIRECTORS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate of the Advisor, may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer of the Company other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors.
9. ASSET MANAGEMENT FEE.
(a) The Advisor shall receive the Asset Management Fee as its sole compensation for services rendered pursuant to Section 3 of this Agreement in connection with the management of the Company's Assets. The Asset Management Fee shall be calculated and paid monthly and consists of a monthly fee of one-twelfth of 1.1% of (i) the cost of each Asset then held by the Company, without deduction for depreciation, bad debts or other non-cash reserves, or (ii) the Company's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (ii)) debt financing on the investment. For any month in which an Asset is disposed of, the Company shall prorate the portion of the Asset Management Fee related to that specific Asset by using a numerator equal to the number of days owned during the month of disposal, divided by a denominator equal to the total number of days in such month and add the resulting amount to the fee due for such month. Following the determination of the Company's net asset value, the Asset Management Fee will be calculated based on the lower of (i) the aggregate of the value of the Company's Assets and (ii) the historical cost of the Company's Assets, both without deduction for depreciation, bad debts or other non-cash reserves. The Asset Management Fee shall be payable in arrears for each month on the first of each succeeding month; provided, however, that the Asset Management Fee shall not exceed $2,000,000 per annum (the "Asset Management Fee Cap") until the earlier of such time, if ever, that (i) the Company holds Assets with an Appraised Value equal to or in excess of $500,000,000 or (ii) the Company reports AFFO equal to or greater than $.3125 per share of Common Stock (an amount intended to reflect a 5% or greater annualized return on $25.00 per share of Common Stock) (the "Per Share Amount") for two consecutive quarters, on a fully diluted basis. If the Company should split, combine or otherwise reclassify the Common Stock, make a dividend or other distribution in shares of Common Stock (including any dividend or other distribution of securities convertible into Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Per Share Amount shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Per Share Amount shall be deemed to be the Per Share Amount as so adjusted. All amounts of the Asset Management Fee in excess of the Asset Management Fee Cap (the "Subordinated Compensation") shall be subordinated, and such Subordinated Compensation shall bear interest at an interest rate of 3.5% per annum, which interest shall be cumulative but not compounding, and, if the conditions of the second preceding sentence are met, be paid (together with any interest thereon) in accordance with Section 9(b) of this Agreement.
(b) The Subordinated Compensation, together with any interest thereon, shall be due and payable by the Company no later than ninety (90) days after the earlier of the date that (i) the Company holds Assets with an Appraised Value equal to or in excess of $500,000,000 or (ii) the Company reports AFFO per share of Common Stock equal to or greater than the Per Share Amount for two consecutive quarters, on a fully diluted basis.

10.	EXPENSES.
(a)  In addition to the Asset Management Fee paid to the Advisor pursuant to Section 9 of this Agreement, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for certain expenses paid or incurred by the Advisor in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, but not limited to:
(i)	Acquisition Expenses incurred in connection with the selection and acquisition of investments;
(ii)	the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;
(iii)	interest and other costs for borrowed money, including discounts, points and other similar fees;
(iv)	taxes and assessments on income of the Company or Assets;
(v)	costs associated with insurance required in connection with the business of the Company or by the Board;
(vi)	expenses of managing and operating Assets, whether payable to an Affiliate of the Company or a non-Affiliated Person;
(vii)	expenses in connection with payments to the Directors for attending meetings of the Board and the Stockholders;
(viii)	expenses associated with a Listing, if applicable;
(ix)	expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;
(x)	expenses of organizing, revising, amending, converting, modifying or terminating the Company or the Charter;
(xi)
expenses of maintaining communications with Stockholders, including the cost of preparation, printing and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xii)
administrative service expenses (including (A) personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives property management fees or real estate sales commissions, and (B) the Company's allocable share of other overhead of the Advisor such as rent and utilities);

(xiii)
audit, accounting and legal fees and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board;

(xiv)	out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and
(xv)	all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.
(b) Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor. The Company and the Operating Partnership shall also reimburse the Advisor for expenses, to the extent the Advisor is entitled to reimbursement, that are incurred on behalf of the Company or the Operating Partnership prior to the execution of this Agreement. The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership and the calculation of the Asset Management Fee during each quarter, and shall deliver such statement to the Company and the Operating Partnership within 45 days after the end of each quarter.
11. OTHER SERVICES. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

12. RELATIONSHIP OF THE PARTIES. The Company and the Operating Partnership, on the one hand, and the Advisor on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
13. OTHER ACTIVITIES OF THE ADVISOR. Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.
The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor's obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. If the Advisor or its Affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the responsibility of the Board (including the Independent Directors) to use its best efforts to ensure that the method by which investments are to be allocated to the competing investment entities is reasonable and applied fairly to the Company.
14. TERM OF AGREEMENT. Until this Agreement is terminated in accordance with Section 15 hereunder, this Agreement shall be in effect from the Effective Date until the fifth (5th) anniversary of the Effective Date (the "Initial Term") and shall be automatically renewed for a one (1) year term on each anniversary date thereafter for a maximum of three (3) one (1) year renewal terms (each, a "Renewal Term").
15. TERMINATION BY THE PARTIES.
(a) Non-Renewal by the Company. The Company may elect not to renew this Agreement prior to the expiration of the Initial Term or any Renewal Term by delivering to the Advisor a written notice of non-renewal no later than one hundred eighty (180) days prior to the expiration of the Initial Term or a Renewal Term, as applicable.  Unless otherwise agreed to by the Parties, the Termination Date for any termination pursuant to this Section 15(a) shall be the last day of the Initial Term or Renewal Term, as applicable.  Any decision by the Company to terminate for non-renewal pursuant to this Section 15(a) must be approved by at least two-thirds of the Independent Directors.
(b) Termination by the Company for Unsatisfactory Performance.  The Company may elect to terminate this Agreement at any time after the third anniversary of the Effective Date (including within any Renewal Term) for unsatisfactory performance of the Advisor, as determined in the sole discretion of two-thirds of the Independent Directors, by delivering to the Advisor a written termination notice no less than one hundred eighty (180) days prior to the Termination Date.
(c) Termination by the Company for Company Termination Cause.  The Company may elect to terminate this Agreement, by a vote of at least two-thirds of the Independent Directors, at any time upon the occurrence of any event constituting a Company Termination Cause.  Any such termination shall be effective immediately upon written notice from the Company to the Advisor specifying the Company Termination Cause event and confirming the Company's receipt of the requisite vote to terminate for a Company Termination Cause from the Independent Directors.
(d) Non-Renewal by the Advisor. The Advisor may elect not to renew this Agreement prior to the expiration of the Initial Term or any Renewal Term by delivering to the Company a written notice of non-renewal no later than one hundred eighty (180) days prior to the expiration of the Initial Term or a Renewal Term, as applicable.  Unless otherwise agreed to by the Parties, the Termination Date for any termination pursuant to this Section 15(d) shall be the last day of the Initial Term or Renewal Term, as applicable.
(e) Termination by the Advisor for Advisor Termination Cause.  The Advisor may elect to terminate this Agreement at any time for an Advisor Termination Cause by delivering to the Company a written termination notice specifying the Advisor Termination Cause triggering event and the Termination Date, which may not be less than thirty (30) days from the date of such termination notice.

16. INTERNALIZATION
(a) (i) No later than one hundred eighty (180) days prior to the end of the Initial Term and each Renewal Term and (ii) within thirty (30) days after any Internalization Triggering Event, the Advisor shall provide the Company with an offer for an Internalization Transaction on such terms and conditions to be included in a written offer provided by the Advisor.  Upon receipt of the Advisor's initial Internalization Transaction offer, a special committee consisting solely of all Independent Directors willing to serve thereon and who are disinterested with respect to such Internalization Transaction may accept the Advisor's proposal or submit a counter offer to the Advisor.  If the Company and the Advisor agree upon an Internalization Price and other terms for an Internalization Transaction pursuant to this Section 16(a), the Parties shall seek to consummate the Internalization Transaction on such terms and in compliance with all applicable laws.  In connection therewith, if the Company elects to obtain a fairness opinion from an investment banking firm to the effect that the consideration to be paid by the Company (or the Operating Partnership) for the assets and liabilities and/or equity of the Advisor is fair, from a financial point of view, to holders of the Common Stock who are not affiliated with the Advisor or its Affiliates, the Advisor shall cooperate in good faith to obtain such a fairness opinion.
(b) In the event an Internalization Transaction is consummated, at the time of consummation of such Internalization Transaction, all assets and liabilities of the Advisor (or, in the alternative, all of the ownership interests in the Advisor) shall be conveyed to and acquired by the Company in exchange for the Internalization Price, the Company shall succeed to all customer and other relationships then possessed by the Advisor, the Advisor shall undertake all efforts to facilitate the transfer of the Advisor's employees and other service providers to the Company, and the Advisor shall discontinue all business activities.
(c) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, if an Internalization Transaction has not been consummated in the manner set forth in this Section 16 prior to the end of the last Renewal Term of this Agreement, then on the last day of the last Renewal Term, the Advisor and the Company shall consummate an Internalization Transaction effective as of the last day of the last Renewal Term in exchange for the Internalization Price.  The Parties expressly agree that an Internalization Transaction that is effected at the end of the last Renewal Term of this Agreement shall be in lieu of any termination of this Agreement and the payment of any Termination Fee, it being the express intention of the parties that no Termination Fee shall be payable in the event of expiration of this Agreement at the end of its final Renewal Term and, instead, the Company shall acquire the business of the Advisor at that time for the Internalization Price determined in accordance with Section 16 of this Agreement.
(d) The Parties mutually agree to execute such additional agreements, documents and instruments, and take such other actions, as may be reasonably required to effect the Internalization Transaction and convey the Advisor's assets and liabilities (or the equity interests in the Advisor) to the Company.
(e) The Internalization Price shall consist of a cash component, not to exceed twenty five percent (25%) of the Internalization Price.  The remaining balance of the Internalization Price shall be payable solely in the form of either Common Stock or units of limited partnership interest in the Operating Partnership ("LP Units"), in each case, equal to the agreed stock component of the Internalization Price, divided by the volume-weighted average of the closing market price of the Common Stock for the ten (10) consecutive trading days ending on the fifth (5th) day prior to the effective date of the Internalization Transaction.  Prior to the issuance of any LP Units, the Company shall amend the Operating Partnership Agreement to provide for the appropriate issuance of such LP Units.
17.	EFFECT OF TERMINATION OR INTERNALIZATION; TERMINATION FEES.
(a) No Further Compensation.  After the Termination Date or upon the consummation of any Internalization Transaction, the Advisor shall not be entitled to compensation for further services hereunder, except that the Advisor shall be entitled to receive from the Company or the Operating Partnership, the following payments, as applicable:
(i)	Subordinated Compensation and Other Unpaid Fees and Reimbursement of Expenses. Upon either of any termination of this Agreement or the consummation of an Internalization Transaction:
(A) the Subordinated Compensation, together with any interest thereon, and

(B) any other accrued but unpaid fees or expenses owed by the Company to the Advisor pursuant to this Agreement (subject to the limitations set forth herein to the extent applicable), shall be due and payable by the Company to the Advisor, with such payments to be in addition to any Termination Fee or Internalization Price paid or payable hereunder; provided that, notwithstanding the foregoing or anything else to the contrary, in the case of an Internalization Transaction or a termination of this Agreement by the Company pursuant to Section 15(c) (Termination by the Company for Company Termination Cause) or by the Advisor pursuant to Section 15(d) (Non-Renewal by the Advisor), then the payment of the Subordinated Compensation shall remain subject to the satisfaction of all conditions for the Company's payment thereof set forth in Section 9(b) above and shall be payable to the Advisor only if and when all such conditions have been satisfied.
(ii)	Termination Fee.
1.
In recognition of the upfront effort required by the Advisor to structure and acquire the assets of the Company and its subsidiaries and the Advisor's commitment of monies and resources to the Company's business and operations for which the Advisor would be entitled to but, has not received, reimbursement from the Company, and as consideration for the Advisor's release and performance of its other obligations under Section 17(b):

(A) in the event that this Agreement is terminated pursuant to Section 15(a) (Non-Renewal by the Company), Section 15(b) (Termination by the Company for Unsatisfactory Performance) and/or Section 15(e) (Termination by the Advisor for Advisor Termination Cause); or
(B) upon the consummation of a Company Change of Control,
the Company shall pay to the Advisor, on the Termination Date or, with respect to a Company Change of Control, the effective date of the Company Change of Control, the Termination Fee and, in each case, subject to the Company's election to pay all or any part of the Termination Fee through an asset distribution or sale pursuant to Section 17(a)(ii)(4).
2.
No Termination Fee shall payable by the Company to the Advisor if this Agreement is terminated pursuant to Section 15(c) (Termination by the Company for Company Termination Cause) or Section 15(d) (Non-Renewal by the Advisor).

3.
The Company shall be obligated to pay, if any, only a single Termination Fee to the Advisor, notwithstanding the fact that the Termination Fee may be payable under more than one provision of this Agreement.

4.
Any Termination Fee shall be payable by the Company or the Operating Partnership in cash.  Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company may elect to pay all or any part of any Termination Fee by conveying to the Advisor one or more assets of the Company or its subsidiaries as may be selected by the Company ("Company Assets").  For purposes of satisfying the Termination Fee, Company Assets conveyed to the Advisor shall be valued at an amount agreed by the Company and the Advisor.  If the Company and the Advisor are unable to agree on the valuation of any Company Assets, then the Company may elect in its sole discretion to sell such Company Assets to a third party to generate funds to pay the Termination Fee.  In the event that the Company elects to pay all or any part of the Termination Fee through a sale of Company Assets pursuant to this Section 17(a)(ii)(4), the Company shall have a period of up to one hundred twenty (120) days commencing on the day after the date the Termination Fee is otherwise due and payable pursuant to Section 17(a)(ii)(1) to pay the Termination Fee.

5.
If at any time the Termination Fee is due and payable to the Advisor by the Company, the Company may elect, at its sole option, to (A) instead pay the greater of (i) the Termination Fee and (ii) the Internalization Price, if different, in each case, in cash or, at the Company's election, through the distribution or sale of Company Assets pursuant to Section 17(a)(ii)(4) above, and (B) consummate an Internalization Transaction as of the Termination Date, it being agreed that any such election shall be irrevocable.

(b) Advisor's Obligations Upon Termination.  The Advisor shall promptly upon any termination of this Agreement:
(i)
pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)
deliver to the Board a full accounting, including a true and complete statement showing all payments collected by it and a true and complete statement of all money held by it, covering the period following the date of the last accounting furnished to the Board, together with a true and complete statement showing all fees, costs and expenses incurred by the Advisor on behalf of the Company and its subsidiaries for which the Advisor has not been reimbursed by, nor waived its rights to seek reimbursement from, the Company as of the expected Termination Date;

(iii)
execute and deliver to the Company a mutual release and waiver by and among the Advisor, the Company, and the Operating Partnership in form and substance agreed to by the parties thereto, it being understood and agreed that, for the avoidance of doubt, such mutual release shall not (A) release any party thereto from any liabilities arising from the actual fraud of such party, (B) release the Company and/or the Operating Partnership from any obligation to pay the Termination Fee or any other amounts actually due to the Advisor in connection with the termination of this Agreement, or (C) release any party thereto from any obligation to indemnify any person under this Agreement, the Bylaws, the Charter or any other contractual arrangement;

(iv)
deliver to the Board all assets, including all investments, books, records, and documents of the Company and the Operating Partnership then in the custody of the Advisor, and reasonably cooperate with and assist, in good faith and at the Company's sole expense, the Company with the orderly transition of any investor, parking manager, lessee, customer or other third party contracts and relationships, including vendor relationships and financing arrangements;

(v)
in the event the Company elects to internalize in lieu of any termination pursuant to Section 17(a)(ii)(5) above, comply with the Advisor's obligations in connection with an Internalization Transaction hereunder, including conveying all of the Advisor's assets and liabilities (or, in the alternative, all of the ownership interests in the Advisor) pursuant to Section 16 hereof; and

(vi)	cooperate with and assist, in good faith and at the Company's sole expense, the Company and the Operating Partnership to provide an orderly management transition.
(c) Survival.  The obligations of the Company and the Advisor under Sections 17, 18, 19, 20, 23, 24, 26, 27, 28, 29 and 30 shall survive the termination of this Agreement.
18. ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate of the Advisor with the approval of the Board (including the approval of a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership is bound by this Agreement.
19. INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective directors (the "Indemnitees," and each an "Indemnitee"), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Charter or the Bylaws. In addition, the Company and the Operating Partnership shall indemnify and hold harmless the officers of the Company and the Advisor and its Affiliates from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Charter or the Bylaws.

In addition, the advancement of the Company's or the Operating Partnership's funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership in cases in which such Indemnitee is found not to be entitled to indemnification.
20. INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor's bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.
21. EXCLUSION OF CERTAIN TRANSACTIONS. In the event the Company or the Operating Partnership shall propose to enter into any transaction in which a Director or an officer of the Company, and the Advisor, or any Affiliate of the Company, the Operating Partnership or the Advisor has a direct or indirect interest, then such transaction shall be approved by a majority of the disinterested members of the Board and also by a majority of the Independent Directors.
22. NON-SOLICITATION. During the period commencing on the Effective Date and ending on the one year anniversary of the Termination Date or, if later (and applicable), the one year anniversary of the receipt by Advisor of the Termination Fee, neither the Company nor the Operating Partnership shall, without the Advisor's prior written consent, directly or indirectly (i) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (ii) hire on behalf of the Company or any other person or entity, any person who has left the employment of the Advisor or its Affiliates within the one year period following the termination of that person's employment with the Advisor or its Affiliates. During the period commencing on the Effective Date through and ending on the one year anniversary of the Termination Date or if later (and applicable), the one year anniversary of the receipt by Advisor of the Termination Fee, neither the Company nor the Operating Partnership will, whether for their own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of this Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.  Notwithstanding the foregoing, in connection with, but subject to the consummation of, any Internalization Transaction, including one initiated pursuant to Section 17(a)(ii)(5) of this Agreement, the Company and the Operating Partnership may (i) solicit and encourage the Advisor's employees to become employees of the Company or the Operating Partnership and (ii) hire such employees subject to and effective upon completion of an Internalization Transaction.
23. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the Party to whom it is given, and shall be given by being delivered by hand, by facsimile transmission, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:
To the Board and to the Company:	Parking REIT, Inc. 2965 S. Jones #C1-100
Las Vegas, NV 89146
 Attn: John Dawson
To the Operating Partnership:	MVP REIT II Operating Partnership, LP 2965 S. Jones #C1-100
Las Vegas, NV 89146
 Attn: John Dawson
To the Advisor:	MVP Realty Advisors, LLC 2965 S. Jones #C1-100
Las Vegas, NV 89146
 Attn: Michael V. Shustek
Any Party may at any time give notice in writing to the other Parties of a change in its address for the purposes of this Section 23.
24. MODIFICATION. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the Parties hereto or their respective successors or assignees.
25. SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26. CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland.
27. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
28. INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.
29. GENDER. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
30. TITLES NOT TO AFFECT INTERPRETATION. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
31. EFFECTIVENESS OF AGREEMENT. This Agreement, as amended and restated herein, shall not become effective unless and until the shares of the Common Stock are listed on a national securities exchange.
32. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.
[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.
Parking REIT, Inc.
By:/s/ John Dawson
            John Dawson
            Chairman
MVP REIT II Operating Partnership, LP

By: The Parking REIT, Inc.,
              its General Partner

By:/s/ John Dawson
             John Dawson
             Chairman
MVP Realty Advisors, LLC
By:/s/ Michael V. Shustek
             Michael V. Shustek
             Authorized Signatory